UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.      )

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The Aaron’s Company, Inc.
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Attached is a press release distributed May 7, 2024 by The Aaron’s Company, Inc. (the “Company”) regarding the Company’s 2024 Annual Meeting of Shareholders being held on May 15, 2024.

The Aaron’s Company to Webcast 2024 Annual Meeting of Shareholders

ATLANTA, May 7, 2024 - The Aaron’s Company, Inc. (NYSE: AAN; the "Company"), a leading, technology-enabled, omnichannel provider of lease-to-own and retail purchase solutions, will webcast its 2024 Annual Meeting of Shareholders at 10:00 a.m. Eastern Time on Wednesday May 15, 2024 from Atlanta, Georgia, as described in its proxy statement, dated March 21, 2024, furnished to the Company's shareholders.

Investors and other interested parties may access the webcast on the Investor Relations page of the Company’s website at investor.aarons.com. The webcast will allow parties to listen to the 2024 Annual Meeting of Shareholders, but will not provide the opportunity to participate.

About The Aaron's Company, Inc

Headquartered in Atlanta, The Aaron’s Company, Inc. is a leading, technology-enabled, omnichannel provider of lease-to-own and retail purchase solutions of appliances, electronics, furniture, and other home goods across its brands: Aaron’s, BrandsMart U.S.A, BrandsMart Leasing, and Woodhaven. Aaron's offers a direct-to-consumer lease-to-own solution through its approximately 1,220 company-operated and franchised stores in 47 states and Canada, as well as its e-commerce platform. BrandsMart U.S.A. is one of the leading appliance retailers in the country with 11 retail stores in Florida and Georgia, as well as its e-commerce platform. BrandsMart Leasing offers lease-to-own solutions to customers of BrandsMart U.S.A. Woodhaven is the Company’s furniture manufacturing division. For more information, visit investor.aarons.com, aarons.com, and brandsmartusa.com.